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                                                                    EXHIBIT 10.8

                              AMENDED AND RESTATED
                     EMPLOYMENT AND NONCOMPETITION AGREEMENT

     This AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT ("Agreement") is made as of the 17th day of January, 2001 between Marc Holliday ("Executive") and SL Green Realty Corp., a Maryland corporation with its principal place of business at 420 Lexington Avenue, New York, New York 10170 (the "Employer"), and amends and completely restates the Employment and Noncompetition Agreement made as of the 17th day of July, 1998 (the "Original Agreement"). If it shall be determined that any ambiguity or conflict exists between any provision in this Agreement and any provision in any other agreement entered into between Executive and the Employer, then, to the extent of any such ambiguity or conflict, the provisions contained in this Agreement shall control.

     1. TERM. The term of this Agreement shall commence on the date first above written and, unless earlier terminated as provided in Section 6 below, shall terminate on the sixth anniversary of the date of this Agreement (the "Current Term"); PROVIDED, HOWEVER, that Section 8 hereof shall survive the termination of this Agreement as provided therein. The Current Term shall automatically be extended for successive nine (9) month periods (each a "Renewal Term"), unless either party shall notify the other in writing at least six (6) months prior to the expiration of the Current Term or the applicable Renewal Term of its intention not to renew such Term. The period of Executive's employment hereunder consisting of the Current Term and all Renewal Terms, if any, is herein referred to as the "Employment Period" and any anniversary of the date of this Agreement is herein referred to as an "Anniversary".

     2.   EMPLOYMENT AND DUTIES.

          (a) DUTIES. During the Employment Period, Executive shall be employed in the business of the Employer and its affiliates. Executive shall serve the Employer as a senior corporate executive with the title of Chief Investment Officer of the Employer. Effective upon the termination of employment of the current President of the Employer, Executive shall serve the Employer with the title of President of the Employer. Executive will report directly to Stephen L. Green, the Chief Executive Officer of the Employer. As Chief Investment Officer, Executive shall be principally responsible for all of the investment activities of Employer and shall provide assistance to Employer's Chief Executive Officer in arranging financing, debt and equity capital on behalf of the Employer. As President, Executive shall be principally responsible for the management and investment activities of Employer and shall provide assistance to Employer's Chief Executive Officer in connection with all such activities. Executive's duties and authority shall be as further set forth in the By-laws of the Employer and as otherwise established from time to time by the Board of Directors of the Employer, but in all events such duties shall be commensurate with his titles and positions with the Employer.

          (b) BEST EFFORTS. Executive agrees to his employment as described in this Section 2 and agrees to devote substantially all of his business time and efforts to the

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     performance of his duties under this Agreement, except as otherwise approved by the Board of Directors of the Employer; PROVIDED, HOWEVER, that nothing herein shall be interpreted to preclude Executive from (i) participating as an officer or director of, or advisor to, any charitable or other tax exempt organization or otherwise engaging in charitable, fraternal or trade group activities, or (ii) investing his assets as a passive investor in other entities or business ventures, provided that he performs no management or similar role with respect to such entities or ventures and such investment does not violate Section 8 hereof, or (iii) serving on the board of directors of his family owned Long Island gas station company.

          (c) TRAVEL. In performing his duties hereunder, Executive shall be available for all reasonable travel as the needs of the Employer's business may require. Executive shall be based in the metropolitan area of New York City (the "New York City metropolitan area").

     3. COMPENSATION AND BENEFITS. In consideration of Executive's services hereunder, the Employer shall compensate Executive as provided in this
Section 3.

          (a) BASE SALARY. The Employer shall pay Executive an aggregate minimum annual salary at the rate of $400,000 per annum during the Employment Period ("Base Salary"), subject to applicable tax withholding. Base Salary shall be payable monthly in accordance with the Employer's normal business practices. Solely for the purpose of determining whether Executive's Base Salary payable under this Section 3(a) should be increased, the Base Salary shall be subject to review by the Employer's Board of Directors or Compensation Committee at least once annually.

          (b) FORGIVABLE LOAN. Within 60 days after the execution of this Agreement by Employer and Executive, the Employer shall make a non-recourse loan to Executive in the amount of $1,000,000, which shall bear interest at the applicable federal rate. The outstanding principal balance of such loan and all accrued interest shall be due and payable on the earliest of (i) January 17, 2007, (ii) the date on which the Executive's employment is terminated by the Employer for Cause, or (iii) the date on which the Executive's employment is terminated by the Executive without Good Reason. Such loan shall be secured by unrestricted shares of the Employer's common stock ("Common Stock") that are beneficially owned by the Executive on the date of the loan and that have a closing market value on such date of at least $1,000,000. The Executive shall receive all dividends paid with respect to such shares of Common Stock, and such shares shall be released from collateral and returned to the Executive at the time such loan is repaid from sources other than the collateral shares or forgiven pursuant to this Section 3(b) or Section 7(a)(i) or upon the Executive's death or disability.

     If (i) the Employer achieves, in the aggregate, an 80% return (including all dividends and stock appreciation) to shareholders during the period beginning on January 1, 2001 and ending on December 31, 2006 and (ii) the Executive continues to be employed by the

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     Employer on the final date of the Current Term (January 17, 2007), then the outstanding principal balance of such loan and all accrued interest shall thereupon be forgiven by the Employer. Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Executive and the Employer, if the terms of the non-recourse loan described in this Section 3(c) are accelerated for any reason, the performance target described in subsection (i) of the previous sentence shall not apply.

          (c) BONUSES. During the Employment Period, Executive shall receive such discretionary annual bonuses as the Employer's Board of Directors, in its sole discretion, may deem appropriate to reward Executive for job performance; PROVIDED, HOWEVER, that Executive's target annual performance bonus shall not be less than $200,000. Each of the bonuses described in this Section 3(c) shall be subject to applicable tax withholdings.

          (d) STOCK OPTIONS. During the Employment Period, in the sole discretion of the Employer's Board of Directors or a committee thereof, Executive shall be eligible to participate in the Employer's then current Stock Option and Incentive Plan (the "Plan"), which authorizes the grant of stock options, stock awards and the making of loans to acquire stock.

          (e)  EQUITY AWARDS.

               (i) Effective as of the date that the Original Agreement was executed by the Employer and Executive, Executive was granted 150,000 restricted shares of Common Stock (the "Original Grant"). The Original Grant became vested and nonforfeitable as to 22,500 shares on July 17, 1999 and 22,500 shares on July 17, 2000. The Original Grant shall become vested and nonforfeitable as to 22,500 shares on July 17, 2001, 30,000 shares on July 17, 2002 and 52,500 shares on July 17, 2003, subject to (i) the Employer achieving either an 8% increase in funds from operations (on a gross dollar basis) or a 15% total return (including all dividends and stock appreciation) to shareholders during the last fiscal year completed before the applicable vesting date, and (ii) the Executive remaining employed by the Employer except as otherwise provided herein. The Original Grant shall remain in effect in accordance with its terms, except that 22,500 of the shares eligible to become vested on July 17, 2003 will, upon satisfaction of the otherwise applicable vesting requirements, be added to the grant of 105,000 additional restricted shares described in the following paragraph.

          Effective as of the date that this Agreement is executed by the Employer and Executive, Executive shall be granted 105,000 additional restricted shares of Common Stock (the "Subsequent Grant"). Such grant (together with the 22,500 shares carried over from the Original Grant) shall become vested and nonforfeitable as to 30,000 shares on July 17, 2004, 30,000 shares on July 17, 2005, 30,000 shares on July 17, 2006 and 37,500 shares on January 17, 2007, subject to (i) the Employer achieving either a 10% increase in funds from operations (on a per share basis) or a 15% total return (including all dividends and

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          stock appreciation) to shareholders during the last fiscal year completed before the applicable vesting date, and (ii) the Executive remaining employed by the Employer except as otherwise provided herein. Furthermore, for any vesting period ending in 2004, 2005, 2006 or 2007, (i) if the Employer achieves either an increase in funds from operations (on a per share basis) of at least 8% (but less than 9%) or a total return to shareholders of at least 13% (but less than 14%) during the last fiscal year completed before the applicable vesting date, then 80% of the restricted shares that otherwise would have become vested on such vesting date shall become vested, (ii) if the Employer achieves either an increase in funds from operations (on a per share basis) of at least 9% (but less than 10%) or a total return to shareholders of at least 14% (but less than 15%) during the last fiscal year completed before the applicable vesting date, then 90% of the restricted shares that otherwise would have become vested on such vesting date shall become vested, and (iii) if the Employer achieves a total return to shareholders in the top one-third of a peer group of companies (to be determined each year by the Compensation Committee of the Employer's Board of Directors) during the last fiscal year completed before the applicable vesting date, then 100% of the restricted shares that otherwise would have become vested on such vesting date shall become vested.

          If necessary to reach a vesting threshold for any period, the Compensation Committee of the Employer's Board of Directors will determine such amounts by averaging cumulative increases and returns on a look-back or look-forward basis. The Employer shall pay Executive an additional cash amount as a tax gross-up upon each vesting date equal to 40% of the value of the shares included in Executive's taxable income on such date. Executive will receive the full cash dividends attributable to all nonforfeited shares of restricted stock, regardless of whether such shares have become vested on the record date for such dividends.

          (f) EXPENSES. Executive shall be reimbursed for all reasonable business related expenses incurred by Executive at the request of or on behalf of the Employer, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Employer.

          (g) MEDICAL INSURANCE. During the Employment Period, Executive and Executive's immediate family shall be entitled to participate in such medical benefit plan as the Employer shall maintain from time to time for the benefit of senior executive officers of the Employer and their families, on the terms and subject to the conditions set forth in such plan. Nothing in this section shall limit the Employer's right to change, modify or terminate any benefit plan or program as it sees fit from time to time in the normal course of business.

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          (h)  VACATIONS. Executive shall be entitled to reasonable paid vacations in accordance with the then regular procedures of the Employer governing senior executive officers.

          (i) OTHER BENEFITS. During the Employment Period, the Employer shall provide to Executive such other benefits, including disability insurance, sick leave and the right to participate in such retirement or pension plans, as are made generally available to senior executive officers and employees of the Employer from time to time, as well as the services of an exclusive personal assistant.

     4. INDEMNIFICATION AND LIABILITY INSURANCE. Executive hereby warrants that his execution of this Agreement, and performance of duties hereunder, does not constitute the breach of any other executed contract to which Executive may be a party, and does not constitute the breach of any restrictive covenant by which Executive may be bound. The Employer agrees to indemnify Executive to the extent permitted by applicable law from and against any and all losses, damages, claims, liabilities and expenses for which such indemnified party has not otherwise been reimbursed (including the costs and expenses of legal counsel retained by the Employer to defend the Executive and judgments, fines and amounts paid in settlement actually and reasonably incurred by or imposed on such indemnified party) with respect to any actions commenced against Executive either with regard to his entering this Agreement with the Employer or in his capacity as an officer or director, or former officer or director, of the Employer or any affiliate thereof for which he may serve in such capacity. The Employer also agrees to use its best efforts to secure and maintain officers and directors liability insurance providing coverage for Executive.

     5. EMPLOYER'S POLICIES. Executive agrees to observe and comply with the reasonable rules and regulations of the Employer as adopted by its Board of Directors from time to time regarding the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time by the Employer's Board of Directors.

     6. TERMINATION. The Executive's employment hereunder may be terminated under the following circumstances

          (a)  TERMINATION BY THE EMPLOYER.

               (i) DEATH. The Executive's employment hereunder shall terminate upon his death.

               (ii) DISABILITY. If, in the reasonable good faith determination of the Board of Directors, as a result of the Executive's incapacity due to physical or mental illness or disability, the Executive shall have been incapable of performing his duties hereunder even with a reasonable accommodation on a full-time basis for the entire period of three consecutive months or any 90 days in a 180-day period, and within 30 days after written Notice of Termination (as defined in Section 6(c)) is given he shall not have returned to the performance of his duties

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          hereunder on a full-time basis, the Employer may terminate Executive's employment hereunder.

               (iii) CAUSE. The Employer may terminate Executive's employment hereunder for Cause. For purposes of the Agreement, "Cause" shall mean that the Board of Directors of the Employer concludes, in good faith and after reasonable investigation, that: (i) Executive engaged in conduct which is a felony under the laws of the United States or any state or political subdivision thereof; (ii) Executive engaged in conduct constituting a material breach of fiduciary duty, gross negligence or willful and material misconduct relating to the Employer, material fraud or willful and material misrepresentation relating to the business of the Employer; (iii) Executive materially breached his obligations or covenants under Section 8(a) of this Agreement; or (iv) Executive failed to perform his duties hereunder in a manner and at a level consistent with his position and past performance after receiving notice from the Employer specifically identifying the manner in which Executive has failed to perform (it being understood that, for this purpose, the manner and level of Executive's performance shall not be determined based on the financial performance of the Employer).

               (iv) WITHOUT CAUSE. Executive's employment hereunder may be terminated by the Employer at any time with or without Cause (as defined in Section 6(a)(iii) above), by a majority vote of all of the members of the Board of Directors of the Employer upon written notice to Executive, subject only to the severance provisions specifically set forth in Section 7.

          (b)  TERMINATION BY THE EXECUTIVE.

               (i) DISABILITY. The Executive may terminate his employment hereunder for Disability within the meaning of Section 6(a)(ii) above.

               (ii) WITH GOOD REASON. Executive's employment hereunder may be terminated by Executive with Good Reason effective immediately by written notice to the Board of Directors of the Employer. For purposes of this Agreement, with "Good Reason" shall mean: (i) a failure of the Board of Directors of the Employer to elect Executive to offices with the same or substantially the same duties and responsibilities as set forth in Section 2 or to continue Executive's reporting relationship as set forth in Section 2; (ii) a material failure by the Employer to comply with the provisions of Section 3 or a material breach by the Employer of any other provision of this Agreement which has not been cured within 30 days after notice of noncompliance (specifying the nature of the noncompliance), has been given by the Executive to the Employer; (iii) a Force Out upon or following a Change-in-Control (as such terms are defined in Section 6(d) below); (iv) a material diminution of Executive's duties and responsibilities with respect to the investment activities of the Employer, or (v) the Employer's

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          requiring Executive to be based in an office located more than 50 miles from Manhattan.

          (c) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Employer or by the Executive (other than termination pursuant to subsection (a)(i) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 of this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, as applicable, shall set forth in reasonable detail the fact and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

               (d) DEFINITIONS. The following terms shall be defined as set forth below.

               (i)    A "Change-in-Control" shall be deemed to have occurred if:

                      (A) any Person, together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) of such Person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing 40% or more of either (A) the combined voting power of the Employer's then outstanding securities having the right to vote in an election of the Employer's Board of Directors ("Voting Securities") or (B) the then outstanding shares of all classes of stock of the Employer (in either such case other than as a result of the acquisition of securities directly from the Employer); or

                      (B) individuals who constitute the Employer's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Employer's Board of Directors, provided that any person becoming a director of the Employer whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Agreement, be considered an Incumbent Director; or

                      (C) the stockholders of the Employer shall approve (1) any consolidation or merger of the Employer or any subsidiary where the stockholders of the Employer, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate at least 50% of the voting shares of the corporation issuing cash or

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               securities in the consolidation or merger (or of its ultimate parent corporation, if any), (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Employer or (3) any plan or proposal for the liquidation or dissolution of the Employer;

               Notwithstanding the foregoing, a "Change-in-Control" shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by the Employer which, by reducing the number of shares of stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of stock of the Employer beneficially owned by any Person to 40% or more of the shares of stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to 40% or more of the combined voting power of all then outstanding Voting Securities; PROVIDED, HOWEVER, that if any Person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional stock of the Employer or other Voting Securities (other than pursuant to a share split, stock dividend, or similar transaction), then a "Change-in-Control" shall be deemed to have occurred for purposes of the foregoing clause (A). In addition, notwithstanding the foregoing, a "Change-in-Control" shall not be deemed to have occurred if Stephen
          L. Green continues to serve as Chairman of the Board of Directors or the equivalent of the surviving entity of any event listed in the foregoing clause (A), (B) or (C) and no Force Out (as defined below) has occurred with respect to the Executive.

               (ii) A "Force Out" shall be deemed to have occurred in the event of a Change-in-Control together with or followed by:

                      (A) a change in duties, responsibilities, status or positions with the Employer that does not represent a promotion from or maintaining of Executive's duties, responsibilities, status or positions as in effect immediately prior to the Change-in-Control, or any removal of Executive from or any failure to reappoint or reelect Executive to such positions, except in connection with the termination of Executive's employment for Cause, disability, retirement or death;

                      (B) a reduction by the Employer in Executive's Base Salary as in effect immediately prior to the Change-in-Control;

                      (C) the failure by the Employer to continue in effect any of the benefit plans in which Executive is participating at the time of the Change-in-Control of the Employer (unless Executive is permitted to participate in any substitute benefit plan with substantially the same terms and to the same extent and with the same rights as Executive had with respect to the

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               benefit plan that is discontinued) other than as a result of the normal expiration of any such benefit plan in accordance with its terms as in effect at the time of the Change-in-Control, or the taking of any action, or the failure to act, by the Employer which would adversely affect Executive's continued participation in any of such benefit plans on at least as favorable a basis to Executive as was the case on the date of the Change-in-Control or which would materially reduce Executive's benefits in the future under any of such benefit plans or deprive Executive of any material benefits enjoyed by Executive at the time of the Change-in-Control; PROVIDED, HOWEVER, that any such action or inaction on the part of the Employer, including any modification, cancellation or termination of any benefits plan, undertaken in order to maintain such plan in compliance with any federal, state or local law or regulation governing benefits plans, including, but not limited to, the Employment Retirement Income Security Act of 1974, shall not constitute a Force Out for the purposes of this Agreement.

                      (D) the Employer's requiring Executive to be based in an office located more than 50 miles from Manhattan, except for required travel relating to the Employer's business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Employer prior to the Change-in-Control;

                      (E) the failure by the Employer to obtain from any successor to the Employer an agreement to be bound by this Agreement pursuant to Section 13 hereof; or

               (iii) "Person" shall have the meaning used in Sections 13(d)and 14(d) of the Exchange Act; provided however, that the term "Person" shall not include (A) Stephen L. Green or Nancy A. Peck, or (B) the Employer, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Employer or any of its subsidiaries.

     7.   COMPENSATION UPON TERMINATION OR DURING DISABILITY.

          (a) TERMINATION WITHOUT CAUSE OR WITH GOOD REASON. If (i) Executive is terminated without Cause pursuant to Section 6(a)(iv) above, or (ii) Executive shall terminate his employment hereunder with Good Reason pursuant to Section (6)(b)(ii) above, then the Employment Period shall terminate as of the effective date set forth in the written notice of such termination (the "Termination Date") and Executive shall be entitled to the following benefits:

               (i) The Employer shall forgive the $1,000,000 non-recourse loan provided in Section 3(b) of this Agreement (if such termination occurs before January 17, 2007) and continue to pay Executive's Base Salary (at the rate in

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          effect on the date of his termination) and annual performance bonus
          (based on the amount paid for the immediately preceding year) for the remaining term of the Employment Period after the date of Executive's termination, on the same periodic payment dates as payment would have been made to Executive had the Employment Period not been terminated; PROVIDED, HOWEVER, that if such termination occurs upon or following a Change-in-Control, the Employer shall continue to pay Executive's Base Salary (at the rate in effect on the date of his termination) and annual performance bonus (based on the highest amount paid for the three preceding years) for the remaining term of the Employment Period after the date of Executive's termination.

               (ii) For the remaining term of the Employment Period, Executive shall continue to receive all benefits described in Section 3 existing on the date of termination, including, but not limited to, any bonuses or equity awards described in Section 3 of this Agreement, subject to the terms and conditions upon which such benefits may be offered. For purposes of the application of such benefits, Executive shall be treated as if he had remained in the employ of the Employer with a Base Salary at the rate in effect on the date of termination;

               (iii) Any unvested shares of restricted stock granted to the Executive by the Employer shall become vested on the date of the Executive's termination, any unexercisable stock options granted to the Executive by the Employer shall become exercisable on the date of the Executive's termination, and any unexercised stock options granted to the Executive by the Employer shall remain exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the date of the Executive's termination;

               (iv) If Executive obtains other employment, or receives any compensation, income or benefits from services rendered to any person or entity during the remaining term of Employment Period after the date of Executive's termination, the Base Salary and bonus payments due under Section 7(a)(i) will be reduced by the amount of such compensation, income, or benefits, except that in no event shall the Base Salary and bonus payments due under Section 7(a)(i) be reduced to less than the amount of such payments that would have been received by Executive over a one year period. Executive shall give prompt notice to the Employer of any such employment undertaken or services rendered by him, which notice shall include a description of the compensation, income or benefits he will receive, and the date of receipt. Executive shall also give prompt notice to the Employer of any changes in such employment or income.

               (v) If in the opinion of tax counsel selected by the Executive and reasonably acceptable to the Employer, the Executive has or will receive any compensation (including without limitation as a result of the accelerated vesting of

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          equity awards) or recognize any income (whether or not pursuant to this Agreement or any plan or other arrangement of the Employer and whether or not the Employment Period or the Executive's employment with the Employer has terminated) which will constitute an "excess parachute payment" within the meaning of Section 280G(b)(l) of the Internal Revenue Code (the "Code") (or for which a tax is otherwise payable under Section 4999 of the Code or any successor provision thereto), then the Employer shall pay the Executive an additional amount (the "Additional Amount") equal to the sum of (i) all taxes payable by the Executive under Section 4999 of the Code with respect to all such excess parachute payments and any such Additional Amount, plus (ii) all federal, state and local income taxes payable by Executive with respect to any such Additional Amount. Any amounts payable pursuant to this paragraph (v) shall be paid by the Employer to the Executive within 30 days of each written request therefor made by the Executive.

          (b) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If (i) Executive is terminated for Cause pursuant to Section 6(a)(iii) above, or (ii) Executive shall voluntarily terminate his employment hereunder without Good Reason pursuant to Section 6(b)(ii) above, then the Employment Period shall terminate as of the effective date set forth in the written notice of such termination (the "Termination Date") and Executive shall be entitled to receive only his Base Salary at the rate then in effect until the Termination Date and any outstanding stock options held by Executive shall expire in accordance with the terms of the stock option plan or option agreement under which the stock options were granted.

          (c) TERMINATION BY REASON OF DEATH. If Executive's employment terminates due to his death, the Employer shall pay Executive's Base Salary plus any applicable pro rata portion of the annual performance bonus described in Section 3(c) above for a period of six months from the date of his death, or such longer period as the Employer's Board of Directors may determine, to Executive's estate or to a beneficiary designated by Executive in writing prior to his death. If such death occurs during a vesting period, a pro rata portion of the unvested shares of restricted stock granted to the Executive that otherwise would have become vested upon the conclusion of such vesting period shall become vested on the date of the Executive's termination due to his death, and a pro rata portion of the unexercisable stock options granted to the Executive that otherwise would have become exercisable upon the conclusion of such vesting period shall become exercisable on the date of the Executive's termination due to such death. Furthermore, upon such death, any unexercised stock options granted to the Executive shall remain exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or
     (B) the second January 1 after the date of the Executive's termination due to his death.

          (d) TERMINATION BY REASON OF DISABILITY. In the even that Executive's employment terminates due to his disability as defined in Section 6(a)(ii) above,

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     Executive shall be entitled to be paid his Base Salary plus any applicable pro rata portion of the annual performance bonus described in Section 3(c) above for a period of six months from the date of such termination, or such longer period as the Employer's Board of Directors may determine. If such disability occurs during a vesting period, a pro rata portion of the unvested shares of restricted stock granted to the Executive that otherwise would have become vested upon the conclusion of such vesting period shall become vested on the date of the Executive's termination due to his disability, and a pro rata portion of the unexercisable stock options granted to the Executive that otherwise would have become exercisable upon the conclusion of such vesting period shall become exercisable on the date of the Executive's termination due to such disability. Furthermore, upon such disability, any unexercised stock options granted to the Executive shall remain exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the date of the Executive's termination due to his disability.

          (e) ARBITRATION IN THE EVENT OF A DISPUTE REGARDING THE NATURE OF TERMINATION. In the event that the Executive's employment is terminated by the Employer for Cause or by Executive for Good Reason, and either party contends that such Cause or Good Reason did not exist, the parties agree to submit such claim to arbitration before the American Arbitration Association ("AAA"), and Executive and Employer hereby agrees to submit to any such dispute to arbitration pursuant to the terms of this Section 7(c). In such a proceeding, the only issue before the arbitrator will be whether Executive's employment was in fact terminated for Cause or for Good Reason, as the case may be. If the arbitrator determines that Executive's employment was terminated by the Employer without Cause or was terminated by Executive for Good Reason, the only remedy that the arbitrator may award is an amount equal to the severance payments specified in Section 7, the costs of arbitration, and Executive's attorneys' fees. If the arbitrator finds that Executive's employment was terminated by the Employer for Cause or by the Executive without Good Reason, the arbitrator will be without authority to award Executive anything, and the parties will each be responsible for their own attorneys' fees, and the costs of arbitration will be paid 50% by Executive and 50% by the Employer.

     8. CONFIDENTIALLY; PROHIBITED ACTIVITIES. The Executive and the Employer recognize that due to the nature of his employment and relationship with the Employer, the Executive has access to and develops confidential business information, proprietary information, and trade secrets relating to the business and operations of the Employer. The Executive acknowledges that such information is valuable to the business of the Employer, and that disclosure to, or use for the benefit of, any person or entity other than the Employer, would cause irreparable damage to the Employer. The Executive further acknowledges that his duties for the Employer include the duty to develop and maintain client, customer, employee, and other business relationships on behalf of the Employer; and that access to and development of those close business relationships for the Employer render his services special, unique and extraordinary. In recognition that the good will and business relationships described herein are valuable to the Employer, and that loss

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of or damage to those relationships would destroy or diminish the value of the
Employer, the Executive agrees as follows:

          (a) CONFIDENTIALITY. During the term of this Agreement (including any renewals), and at all times thereafter, the Executive shall maintain the confidentiality of all confidential or proprietary information of the Employer ("Confidential Information"), and, except in furtherance of the business of the Employer or as specifically required by law or by court order, he shall not directly or indirectly disclose any such information to any person or entity; nor shall he use Confidential Information for any purpose except for the benefit of the Employer. For purposes of the Agreement, "Confidential Information" includes, without limitation: client or customer lists, identities, contacts, business and financial information (excluding those of Executive prior to employment with Employer); investment strategies; pricing information or policies, fees or commission arrangements of the Employer; marketing plans, projections, presentations or strategies of the Employer; financial and budget information of the Employer; new personnel acquisition plans; and all other business related information which has not been publicly disclosed by the Employer. This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, the Executive.

          (b) PROHIBITED ACTIVITIES. Because Executive's services to the Employer are essential and because Executive has access to the Employer's Confidential Information, Executive covenants and agrees that:

               (i) during the Employment Period, Executive will not, in any location, without the prior written consent of the Chairman of the Board of Directors of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent, in any business that engages or attempts to engage, directly or indirectly, in any aspect of the commercial real estate business (including, without limitation, ownership, management, technology, parking, leasing and/or financing) (all such direct or indirect activity or involvement described in this Section 8(b)(i), the "Prohibited Activities"); and

               (ii) in the event of a Change in Control during the Employment Period, the prohibitions set forth in Section 8(b)(i) above shall cease to apply, and in the alternative Executive will not, during the Employment Period, without the prior written consent of the Chairman of the Board of Directors of the Employer, engage in any Prohibited Activites in any location in which the Employer is actively engaged in that business; and

               (iii) in the event that this Agreement is terminated (A) by the Employer for Cause or (B) by the Executive for any reason other than death, disability, Good Reason or the expiration of the term of the Agreement, Executive will not,

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

          during the Noncompetition Period, without the prior written consent of the Chairman of the Board of Directors of the Employer, engage in any Prohibited Activities in any location; and

               (iv) in the event that this Agreement is terminated for any of the reasons set forth in Section 8(b)(iii) above, and a Change in Control either has occurred prior to such termination or occurs subsequent to such termination, the prohibitions set forth in Section 8(b)(iii) above shall not apply (or shall cease to apply), and in the alternative Executive will not, during the Noncompetition Period, without the prior written consent of the Chairman of the Board of Directors of the Employer, engage in any Prohibited Activities in any location in which the Employer is actively engaged in that business; and

               (v) during the Employment Period, and during the two-year period following the termination of the Executive by either party for any reason (including the expiration of the term of the Agreement), Executive will not, without the prior written consent of the Chairman of the Board of Directors of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), solicit, encourage, or engage in any activity to induce any Employee of the Employer to terminate employment with the Employer, or to become employed by, or to enter into a business relationship with, any other person or entity. For purposes of this subsection, the term Employee means any individual who is an employee of or consultant to the Employer (or any affiliate) during the six-month period prior to Executive's last day of employment.

          (c) NONCOMPETITION PERIOD. For purposes of this Section 8, the Noncompetition Period shall mean the period commencing on the date of termination of Executive's employment under this Agreement and ending on the later of: (i) the first anniversary of the date of termination of Executive's employment under this Agreement; or (ii) the earlier of (A) the fifth Anniversary of the Original Agreement, or (B) the second anniversary of the date of termination of Executive's employment under this Agreement.

          (d) PASSIVE INVESTMENTS. During the term of Employment Period, notwithstanding anything contained herein to the contrary, Executive is not prohibited by this Section 8 from making investments in any entity that engages, directly or indirectly, in the acquisition, development, construction, operation, management or leasing of office real estate properties, regardless of where they are located if Executive's aggregate direct cash equity investment in such entity constitutes less than fifteen percent (15%) of the equity ownership of such entity.

          (e) EMPLOYER PROPERTY. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Employer are the sole property of the Employer

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     ("Employer Property"). During his employment, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Employer, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Employer, except in furtherance of his duties under the Agreement. When the Executive terminates his employment with the Employer, or upon request of the Employer at any time, the Executive shall promptly deliver to the Employer all originals and copies of Employer Property in his possession or control and shall not retain any originals or copies in any form.

          (f) NO DISPARAGEMENT. Following termination of the Executive's employment for any reason, the Executive shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about
     (i) the Employer and its parent, affiliates or subsidiaries, if any; (ii) any product or service provided by the Employer and its parent, affiliates or subsidiaries, if any; (iii) the Employer's and its parent's, affiliates' or subsidiaries' prospects for the future. Following termination of the Executive's employment for any reason other than for Cause, the Employer shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about the Executive.

          (g) REMEDIES. The Executive declares that the foregoing limitations in Sections 8(a) through 8(f) above are reasonable and necessary for the adequate protection of the business and the goodwill of the Employer. In any restriction contained in this Section 8 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. In the event that the Executive breaches any of the promises contained in this Section 8, the Executive acknowledges that the Employer's remedy at law for damages will be inadequate and that the Employer will be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent the Executive's prospective or continuing breach and to maintain the status quo. The existence of this right to injunctive relief, or other equitable relief, or the Employer's exercise of any of these rights, shall not limit any other rights or remedies the Employer may have in law or in equity, including, without limitation, the right to arbitration contained in Section 7(e) hereof and the right to compensatory and monetary damages. In the event that a final non-appealable judgment is entered in favor of one of the parties, that party shall be reimbursed by the other party for all costs and attorneys' fees incurred by such party in such action. Executive hereby agrees to waive his right to a jury trial with respect to any action commenced to enforce the terms of this Agreement.

          (h) TRANSITION. Regardless of the reason for his departure from the Employer, the Executive agrees that at Employer's sole costs and expense, for a period of not more

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     than thirty (30) days after termination of Executive, he shall take all steps reasonably requested by the Employer to effect a successful transition of client and customer relationships to the person or persons designated by the Employer.

          (i) COOPERATION WITH RESPECT TO LITIGATION. During the Employment period and at all times thereafter, Executive agrees to give prompt written notice to the Employer of any claim or injury relating to the Employer and to cooperate fully, in good faith and to the best of his ability with the Employer in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which Executive may have knowledge in connection with or as a result of his employment by the Employer hereinunder. Such cooperation will include all assistance that the Employer, its counsel or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that the Employer will reimburse Executive for all reasonable expenses, including travel, lodging and meals, incurred by him in fulfilling his obligations under this Section 8(i) and, except as may be required by law or by court order, should Executive then be employed by an entity other than the Employer, such cooperation will not materially interfere with Executive's then current employment.

          (j) SURVIVAL. The provisions of this Section 8(a) shall survive termination of the Executive's employment and those of Section 8(b) shall survive for the periods specified therein. The covenants contained in
     Section 8 shall be construed as independent of any of other provisions contained in this Agreement and shall be enforceable regardless of whether the Executive has a claim against the Employer under the Agreement or otherwise.

     9. CONFLICTING AGREEMENTS. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

     10. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand and or sent by prepaid telex, cable or other electronic devices or sent, postage prepaid, by registered or certified mail or telecopy or overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

               (a)    if to the Executive:

                      Marc Holliday
                      3 Murray Hill Road
                      Scarsdale, New York 10583

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               (b)    if to the Employer:

                      SL Green Realty Corp.
                      420 Lexington Avenue
                      New York, New York 10170

     or such other address as either party may from time to time specify by written notice to the other party hereto.

     11. AMENDMENTS. No amendment, modification or waive in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waive is sought.

     12. SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion hereof) or the application of such provision to any other persons or circumstances.

     13. SUCCESSORS. Neither this Agreement nor any rights hereunder may be assigned or hypothecated by the Executive. This Agreement may be assigned by the Employer and shall be binding upon, and insure to the benefit of, the Employer's successors and assigns.

     14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

     15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

     16. CHOICE OF VENUE. Executive agrees to submit to the jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, for the purpose of any action to enforce any of the terms of this Agreement.

     17. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

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

     18. PARAGRAPH HEADINGS. Paragraph headings used in this Agreement are included for convenience of reference only and will not affect the meaning of any provision of this agreement.

     19. BOARD APPROVAL. Employer represents that its Board of Directors has approved the economic terms of this Agreement.

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     IN   WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.

January 17,2001


                                                  SL GREEN REALTY CORP.


                                                  By: /s/ Stephen L. Green
                                                     ---------------------------
                                                     Name:  Stephen  L. Green
                                                     Title: Chairman


                                                  /s/ Marc Holliday
                                                  ------------------------------
                                                  Marc Holliday

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